News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 3, 2021 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2021.

The Company reported a 96% increase in its income for the three months ended September 30, 2021, to $1,610,000 compared with net income of $823,000 for the three months ended September 30, 2020. The Company also reported net income of $6,120,000 for the year ended September 30, 2021 compared with $2,190,000 for the year ended September 30, 2020.

The Company’s basic and diluted earnings per share were $0.23 and $1.01 for the three and twelve months ended September 30, 2021, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2020 of $0.12 and $0.31, respectively.

President and Chief Executive Officer John Fitzgerald said “Despite the pandemic and the economic uncertainty that it brought, Magyar Bancorp was able to produce record earnings for our 2021 fiscal year. This is a testament to the hard work that everyone at Magyar put in during the past 12 months that positively impacted the Company’s bottom line, and made a difference to thousands of families and businesses in the communities we serve.”

Mr. Fitzgerald continued, “While we benefited from income generated by temporary programs including the Paycheck Protection Program (PPP), our core business continued to grow during the year, and we are confident that our strong balance sheet will allow Magyar to continue to generate solid earnings in the year ahead. In addition, the assistance we provided to our customers in the form of loan deferrals, as well as to the community at large through the PPP, will ensure that our community is ready to take advantage of the positive momentum generated by the continued reopening of our economy.”

Completion of Stock Offering

On July 14, 2021, the Company announced that Magyar Bancorp, MHC completed its conversion from the mutual holding company to the stock holding company form of organization, and the Company had completed its related stock offering.

The offering was completed at the maximum of the offering range, resulting in the sale of 3,910,000 shares of Company common stock at $10.00 per share for gross offering proceeds of $39.1 million. In the offering, the Company incurred $1.7 million in offering expenses, which was netted against the gross proceeds, resulting in a $37.4 million increase to its additional paid in capital. The Company subsequently contributed $18.7 million of the net offering proceeds to the Bank to support the continuing operations of the Bank.

As part of the conversion transaction, each existing share of common stock of the Company owned as of the closing date by the Company’s public stockholders (stockholders other than the MHC) was converted into new shares of the Company at an exchange ratio equal to 1.2213 shares of Company common stock for each share of Company common stock. Cash was issued in lieu of a fractional share based on the offering price of $10.00 per share. At September 30, 2021, 7,097,825 shares of the Company’s common stock were outstanding after the completion of the conversion and offering.

Coronavirus/COVID-19 Update

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) pandemic has created an unprecedented environment for consumers and businesses alike. To protect its employees and customers from potential exposure to the virus, all Magyar Bank lobbies continue to observe best practice protocols to limit exposure and/or spread of the virus.

To assist its loan customers, the Bank has offered loan payment deferrals to borrowers unable to make their contractual payments due to COVID-19. Deferral requests are considered on a case-by-case basis and are initially approved for a three month period for principal and interest payments or for interest only payments depending on the borrower’s circumstances. An additional three month period is available for businesses that remain unable to operate and for consumers unable to make their mortgage or home equity payments due to COVID-19. Additional deferrals are available for businesses experiencing a prolonged impact from the COVID-19 pandemic, such as hotels and restaurants.

Through September 30, 2021, we had modified 284 loans aggregating $150.9 million for the deferral of principal and/or interest payments. Of these loans, 56 loans totaling $28.1 million repaid their deferred payments in full and 227 loans aggregating $121.4 million had resumed making their contractual loan payments. One loan totaling $1.4 million was past its deferral period and delinquent at September 30, 2021. The Company was not deferring any loan payments due to the COVID-19 pandemic at September 30, 2021.

The Bank participated in the Paycheck Protection Program (“PPP”), which was designed by the U.S. Treasury under the Coronavirus, Aid, Relief, and Economic Security Act to provide liquidity using the U.S. Small Business Administration’s (“SBA”) platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 10 months following the covered period, which is eight to twenty-four weeks following the date the loan is made. We originated 350 “First Draw” loans totaling $56.0 million for which we received $2.0 million in origination fees from the SBA. At September 30, 2021, all 350 loans totaling $56.0 million had been repaid or forgiven by the SBA.

On December 27, 2020 the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues (“Economic Aid”) Act was signed into law, extending the SBA’s authority to guarantee “Second Draw” PPP loans, under generally the same terms and conditions available under the First Draw program, through March 31, 2021, subsequently extended by the Paycheck Protection Program Extension Act of 2021 to May 31, 2021. In order to qualify for a Second Draw PPP loan, an applicant must have experienced a revenue reduction of at least 25% in 2020 relative to 2019. As of September 30, 2021, the Company originated 212 PPP loans totaling $35.3 million under the Economic Aid Act to its eligible customers, for which it received $1.5 million in origination fees from the SBA. These fees are being amortized over the expected life of the loans, which is five years. The Economic Aid Act also expanded the eligible expenditures for which a business could use PPP proceeds for and provided for a simplified forgiveness application for PPP loans $150,000 or less. Through September 30, 2021, 101 loans totaling $10.2 million had been forgiven by the SBA, leaving 111 PPP loans totaling $25.1 million outstanding at September 30, 2021.

Results of Operations

Net income was $1,610,000 during the three-month period ended September 30, 2021 compared with $823,000 for the three-month period ended September 30, 2020. Net income increased $3.9 million, or 179.5%, to $6.1 million during the year ended September 30, 2021 compared with $2.2 million for the year ended September 30, 2020 due to higher net interest and dividend income and higher non-interest income, partially offset by higher non-interest expenses.

Net interest and dividend income increased $1.0 million, or 18.0%, to $6.7 million for the three months ended September 30, 2021 from the three months ended September 30, 2020. The Company’s net interest margin increased by 34 basis points to 3.57% for the quarter ended September 30, 2021 compared to 3.23% for the quarter ended September 30, 2020.

Interest and dividend income increased $540,000, or 8.0%, to $7.3 million for the three months ended September 30, 2021 from $6.8 million to the three months ended September 30, 2020. The average balance of interest-earning assets increased $46.0 million, or 6.6%, while the yield on such assets increased five basis points to 3.89% for the three months ended September 30, 2021 compared with the prior year period. The recognition of PPP loans fees totaling $578,000 during the three months ended September 30, 2021 compared with $201,000 for the three months ended September 30, 2020 accounted for the increase in yield between periods.

Interest expense decreased $482,000, or 44.5%, to $601,000 for the three months ended September 30, 2021 from $1.1 million for the three months ended September 30, 2020. The average balance of interest-bearing liabilities decreased $17.0 million, or 3.3%, between the two periods while the cost on such liabilities decreased 35 basis points to 0.48% for the three months ended September 30, 2021 compared with the prior year period. Lower market interest rates were primarily responsible for the drop in the cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2021, net interest and dividend income increased $4.2 million, or 19.5%, to $25.6 million compared to the year ended September 30, 2020. The Company’s net interest margin increased 22 basis points to 3.53% for the year ended September 30, 2021 compared to 3.31% for the year ended September 30, 2020.

The average balance of interest-earning assets increased $79.5 million, or 12.3%, while the yield on such assets decreased 22 basis points to 3.94% for the year ended September 30, 2021 compared with the prior year period. Interest and dividend income increased $1.6 million, or 5.9%, to $28.5 million for the year ended September 30, 2021 from $26.9 million to the year ended September 30, 2020. The recognition of PPP loans fees totaling $2.0 million during the year ended September 30, 2021 compared with $335,000 for the year ended September 30, 2020 accounted for the increase in yield between periods.

Interest expense decreased $2.6 million, or 46.7%, to $2.9 million for the year ended September 30, 2021 from $5.5 million for the year ended September 30, 2020. The average balance of interest-bearing liabilities increased $23.7 million, or 4.9%, between the two periods while the cost of such liabilities decreased 55 basis points to 0.58% for the year ended September 30, 2021 compared with the prior year period. Lower market interest rates were primarily responsible for the drop in the cost of the Company’s interest-bearing liabilities for the year ended September 30, 2021.

The provision for loan loss was $276,000 for the three months ended September 30, 2021 compared to $597,000 for the three months ended September 30, 2020. Net charge-offs totaled $1,000 for the three months ended September 30, 2021 compared with net charge-offs of $197,000 for the prior year period. The provision for loan losses decreased $37,000 to $1.6 million for the year ended September 30, 2021 compared to $1.7 million for the year ended September 30, 2020. There were net recoveries of $46,000 during the year ended September 30, 2021 compared with net charge-offs of $154,000 for the year ended September 30, 2020.

Non-interest income decreased $41,000, or 7.2%, to $525,000 during the three months ended September 30, 2021 primarily from lower gains on the sales of loans, partially offset by higher interest rate swap fees. The Company recorded $105,000 in interest rate swap fees from the commercial loan swap product it began offering during the year ended September 30, 2021.

Non-interest income increased $1.7 million, or 98.7%, to $3.4 million during the twelve months ended September 30, 2021 compared to $1.7 million for the twelve months ended September 30, 2020. Fees for other customer services increased $777,000 from fees earned from the Small Business Relief Grant program. The Company received a fee of three percent of the grants it assisted with processing. In addition, the Company recorded higher gains from the sales of loans, which were $749,000 for the twelve months ended September 30, 2021 compared with $317,000 for the twelve months ended September 30, 2020. The Company also received $313,000 in interest rate swap fees during the twelve months ended September 30, 2021.

Non-interest expense increased $157,000 during the three months ended September 30, 2021 from the prior year period due to higher compensation expense, partially offset by lower loan servicing expenses and lower FDIC insurance assessments. Compensation and benefit expense increased $255,000, or 9.9%, from higher incentive accruals and the new Employee Stock Ownership Plan established in connection with the Company’s recently completed second step conversion and stock offering. Loan servicing expenses decreased $74,000, or 76.3%, from reimbursed expenses related to non-performing loan payoffs. FDIC insurance assessment accruals decreased $69,000, or 57.0%, due to higher capital levels at the Bank resulting from the Company’s stock offering.

For the year ended September 30, 2021, non-interest expense increased $289,000, or 1.6%, to $18.6 million compared to $18.4 million for the year ended September 30, 2020. Higher compensation and benefit expenses, higher professional fees and higher other expenses were partially offset by lower other-real-estate-owned expenses, lower data processing expenses, and lower FDIC insurance assessments.

Balance Sheet Comparison

Total assets decreased $68.3 million, or 8.1%, to $774.0 million during the three months ended September 30, 2021. The decrease in assets was primarily attributable to a decrease of $54.0 million in cash and cash equivalents as a result of oversubscription of the Company’s stock offering, which closed on July 14, 2021, and resulted in the return of $72.2 million held as deposits at June 30, 2021.

During the twelve months ended September 30, 2021, total assets increased $20.0 million, or 2.7%. The increase was attributable to a $25.6 million, or 56.8%, increase in investment securities and a $13.5 million, or 21.8%, increase in cash and cash equivalents, offset by a $17.8 million, or 3.0%, decrease in loans receivable, net of allowance of loss. The increase in cash and investments resulted from a $21.5 million increase in deposits during the year ended September 30, 2021 as well as a $30.9 million net reduction in PPP loan balances to $25.1 million at September 30, 2021 from $56.0 million at September 30, 2020.

Total loans receivable decreased $16.7 million, or 2.7%, to $594.6 million at September 30, 2021 from $611.3 million at September 30, 2020. Total loans receivable at September 30, 2021 were comprised of $280.8 million (47.2%) in commercial real estate loans, $203.0 million (34.2%) in 1-4 family residential mortgage loans, $68.7 million (11.6%) in commercial business loans (including $25.1 million in PPP loans), $20.4 million (3.4%) in construction loans, and $21.7 million (3.6%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2020 were comprised of $248.1 million (40.6%) in commercial real estate loans, $210.4 million (34.4%) in 1-4 family residential mortgage loans, $101.0 million (16.5%) in commercial business loans (including $56.0 million in PPP loans), $28.2 million (4.6%) in construction loans, and $23.5 million (3.9%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans decreased $1.3 million, or 13.4%, to $8.2 million at September 30, 2021 from $9.4 million at June 30, 2021. The decrease was the result of loan repayments totaling $1.5 million, partially offset by two new residential mortgage loans totaling $242,000. At September 30, 2021, non-performing loans consisted of two construction loans totaling $4.6 million, one commercial business loan totaling $1.3 million, four loans secured by 1-4 family residential mortgage totaling $1.2 million, and three commercial real estate loans totaling $1.1 million.

Total non-performing loans decreased $1.5 million during the year ended September 30, 2021 from $9.7 million at September 30, 2020. The ratio of non-performing loans to total loans was 1.4% at September 30, 2021 compared to 1.6% at September 30, 2020.

The allowance for loan losses increased by $275,000 during the three months ended September 30, 2021 and by $1.7 million during the twelve months ended September 30, 2021 to $8.1 million. The increases were attributable to growth in non-PPP loans and adjustments to the historical loss factors for economic conditions relating to the COVID-19 pandemic.

The allowance for loan losses as a percentage of non-performing loans increased to 99.0% at September 30, 2021 compared with 65.8% at September 30, 2020. At September 30, 2021 our allowance for loan losses as a percentage of total loans was 1.36%, compared with 1.05% at September 30, 2020. Future increases in the allowance for loan losses may be necessary based on possible future increases in total loans receivable, increases in non-performing loans and charge-offs, deterioration of collateral values securing impaired real estate loans, and deterioration of the current economic environment.

At September 30, 2021, investment securities were $70.6 million, reflecting an $8.6 million, or 13.8%, increase from June 30, 2021 and a $25.6 million, or 56.8%, increase from September 30, 2020. Investment securities at September 30, 2021 consisted of $52.8 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $12.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $2.0 million in municipal bonds and $242,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2021.

OREO decreased $669,000, or 51.3%, to $636,000 during the quarter ended September 30, 2021 from sales of two properties. Year-to-date, OREO decreased $2.0 million resulting from the sales of four properties totaling $2.3 million, in addition to valuation allowances and other net reductions totaling $205,000. There were two additions totaling $547,000 during the year, both of which were sold.

At September 30, 2021 our OREO consisted of one commercial real estate property totaling $268,000 and one assemblage of approved real estate lots/land totaling $368,000. Both properties are listed for sale.

Total deposits increased $21.5 million, or 3.5%, to $639.8 million during the twelve months ended September 30, 2021. The growth in deposits during the twelve months ended September 30, 2021 occurred in non-interest checking account balances, which increased $18.4 million, or 11.3%, to $182.0 million, in savings account balances, which increased $6.8 million, or 9.1%, to $81.7 million, and in interest-bearing checking account balances, which increased $5.9 million, or 9.0% to $71.3 million. Offsetting these increases was a $9.5 million, or 7.5%, decrease in certificates of deposit (including individual retirement accounts), to $116.9 million, and a $125,000, or 0.1%, decrease in money market account balances to $187.9 million.

Commercial and consumer deposit inflows were higher during this period from PPP loan disbursements, government stimulus programs, lower spending and customers’ preferences for liquidity during the ongoing COVID-19 pandemic. Deposits accounted for 82.6% of assets and 109.3% of net loans receivable at September 30, 2021.

At September 30, 2021, the Company held $6.0 million in brokered certificates of deposit, compared with $9.4 million at September 30, 2020.

Borrowings decreased $44.0 million, or 65.4%, to $23.4 million at September 30, 2021 from $67.4 million at September 30, 2020. The Bank repaid all $36.9 million in Paycheck Protection Program Liquidity Facility (“PPPLF”) advances to the Federal Reserve Bank during the year ended September 30, 2021 that were used to fund Round 1 PPP loans. The Bank did not utilize the PPPLF to fund its Round 2 PPP loans. Federal Home Loan Bank of New York advances decreased $7.1 million to $23.4 million at September 30, 2021 from $30.5 million at September 30, 2020 as deposit inflows were used to repay maturing long-term advances.

The Company’s book value per share increased to $13.76 at September 30, 2021 from $9.78 at September 30, 2020. The increase was due to the Company’s results of operations for the year ended September 30, 2021 and its second step/stock offering that raised $37.4 million, net of offering expenses.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and the extent to which the economy can open and remain open. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020

Income Statement Data:
Interest and dividend income	$7,307	$6,767	$28,528	$26,927
Interest expense	601	1,083	2,941	5,513
Net interest and dividend income	6,706	5,684	25,587	21,414
Provision for loan losses	276	597	1,629	1,666
Net interest and dividend income after
provision for loan losses	6,430	5,087	23,958	19,748
Non-interest income	525	566	3,409	1,716
Non-interest expense	4,637	4,481	18,642	18,353
Income before income tax expense	2,318	1,172	8,725	3,111
Income tax expense	708	349	2,605	921
Net income	$1,610	$823	$6,120	$2,190

Per Share Data:
Basic and diluted earnings per share*	$0.23	$0.12	$1.01	$0.31
Book value per share, at period end	$13.76	$9.78	$13.76	$9.78

Selected Ratios (annualized):
Return on average assets	0.82%	0.44%	0.80%	0.32%
Return on average equity	7.27%	5.93%	8.68%	3.85%
Net interest margin	3.57%	3.23%	3.53%	3.31%

*	As a result of the second-step conversion, the number of shares for the year ended September 30, 2020 were adjusted to reflect the 1.2213 exchange ratio.

	September 30,	June 30,	September 30,
	2021	2021	2020
Balance Sheet Data:
Assets	$773,990	$842,330	$753,997
Total loans receivable	594,617	615,124	611,259
Allowance for loan losses	8,075	7,800	6,400
Investment securities - available for sale, at fair value	12,927	13,731	14,561
Investment securities - held to maturity, at cost	57,660	48,298	30,443
Deposits	639,814	735,952	618,330
Borrowings	23,356	31,304	67,410
Shareholders' Equity	97,641	61,263	56,850

Asset Quality Data:
Non-performing loans	$8,160	$9,431	$9,732
Other real estate owned	636	1,305	2,594
Total non-performing assets	$8,796	$10,736	$12,326
Allowance for loan losses to non-performing loans	98.96%	82.71%	65.76%
Allowance for loan losses to total loans receivable	1.36%	1.27%	1.05%
Non-performing loans to total loans receivable	1.37%	1.53%	1.59%
Non-performing assets to total assets	1.14%	1.27%	1.63%
Non-performing assets to total equity	9.01%	17.52%	21.68%